Exhibit 10(k)


                              EMPLOYMENT AGREEMENT


This Employment Agreement is made effective as of September 1, 2000, by and between TXU Energy Trading Company ("Employer") and V. J. Horgan, an individual ("Employee").

1. Employment. Employer hereby agrees to employ Employee and Employee hereby agrees to serve Employer, subject to the terms and conditions set forth herein.

2. Term. This Agreement will commence as of the date first set forth above and, unless terminated previously through the provisions of Section 5, shall continue through August 31, 2005 ("Term"). Following the Term, Employee's employment with Employer may continue on an "at will" basis until terminated at the will of either party.

3. Initial Title and Duties. Employee shall initially serve Employer as its President. Employee will perform such duties and tasks as she may be called upon by Employer to perform from time to time. Employee will endeavor to promote the business affairs and business interests of Employer and will devote all of her working time and attention to Employer.

4.     Compensation.

       (a) Base Salary. As compensation for her services hereunder, Employee will initially receive a base salary of $37,500 per month, payable in equal installments at such periods as shall from time to time be established by Employer as regular payroll periods. Employee's base salary shall be subject to review and modification, from time to time, by Employer.

       (b) Short-Term Incentive Compensation. During Employee's employment with Employer, Employee will be eligible to participate in annual short-term incentive compensation plans or arrangements of Employer as Employer may designate from time to time. The parties agree that, during the Term, Employee shall be entitled to annual short-term incentive compensation target awards equal to 50% of Employee's current annualized base pay, (with a payment opportunity that can range from a minimum of 0% of Employee's current annualized base pay, to a maximum of 100% of Employee's current annualized base pay, depending on the level of performance measured against the applicable performance goals), under and subject to the terms and conditions of the TXU Energy Services Company Annual Performance Incentive Plan. The amount of the award for 2000 shall be prorated for the number of days actually worked by Employee during 2000.

       (c) Long-Term Incentive Compensation. During Employee's employment with Employer, Employee shall be eligible to participate in long-term incentive compensation plans or arrangements of Employer as Employer may designate from time to time. The parties agree that, during the Term, Employee shall be entitled to long-term incentive compensation awards with a target payment equal to 60% of Employee's current annualized base pay, (with a payment opportunity that can range from a minimum of 0% of Employee's current annualized base pay, to a maximum of 120% of Employee's current annualized base pay, depending on the level of performance measured against the applicable performance goals), under and subject to the terms and conditions of the TXU Energy Services Company Long-Term Incentive Compensation Plan.



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       (d)    Restricted Stock Awards.

              (i) Initial Award. Employee shall be entitled to receive an award of 12,000 shares of performance-based restricted stock under and subject to the terms and conditions of the TXU Long-Term Incentive Compensation Plan ("LTICP") . Such award shall be made as soon as reasonably practical following Employee's commencement of employment hereunder, and shall be subject to terms, conditions and restrictions comparable to those contained in performance-based awards granted under the LTICP to officers of similar status as Employee at the May 2000 meeting of the Organization and Compensation Committee of the Board of Directors of TXU Corp.

              (ii) Future Awards. Employee shall be eligible for consideration for future annual awards under the LTICP in the discretion of the LTICP administrator.

       (e) Special Deferred Compensation. In addition to the other compensation provided for in this Agreement and in recognition of Employee's forfeiture of certain stock option and restricted stock related compensation from her former employer, Employer agrees to provide Employee with deferred compensation under the following terms and conditions.

       Employee shall be awarded the equivalent of 77,090 theoretical shares ("Phantom Units") of TXU Corp. common stock ("Stock"), each such Phantom Unit to be equivalent to one (1) share of Stock. The Phantom Units shall be segregated and maintained in four (4) separate record keeping accounts (the "Accounts"), with the first such Account initially holding 25,140 Phantom Units ("First Account"), the second such Account initially holding 24,625 Phantom Units ("Second Account"), the third such Account initially holding 10,175 Phantom Units ("Third Account"), and the fourth such Account initially holding 17,150 Phantom Units ("Fourth Account"). If and when dividends are paid on the Stock, each Account shall be credited with additional Phantom Units in an amount equal to the value of the number of full and fractional shares of Stock which could have been purchased with the amount of the dividend that would have been paid if Stock were held in the Account. In the event of any reorganization, recapitalization, reclassification, stock split, reverse stock split, combination, share exchange, or other similar event involving the Stock, an appropriate adjustment shall be made in the Accounts so that each Phantom Unit is treated like, and valued equivalently to, one (1) share of Stock. The Accounts (including the initial Phantom Units and any additional Phantom Units attributable to Stock dividends) shall be liquidated as of, and paid in cash to Employee as soon as reasonably practical after, the following dates (each a "Liquidation Date"):

                  Account                   Liquidation Date
                  -------                   ----------------

                  First Account             February 1, 2001
                  Second Account            February 1, 2002
                  Third Account             February 1, 2003
                  Fourth Account            March 1, 2004

The value to be paid upon the liquidation of each Account shall be determined by multiplying the number of Phantom Units that exist in the applicable Account on the applicable Liquidation Date by the average closing price of the Stock for the applicable Liquidation Date and the four (4) business days proceeding such Liquidation Date. If any Liquidation Date is not a normal business day, the


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applicable Liquidation Date shall be deemed to be the next normal business day.

       In the event of Employee's death or disability (i.e., Employee's inability to perform the essential functions of her job due to physical or emotional injury or illness), any unpaid Accounts shall immediately vest and be paid to Employee (or, in the event of her death, her estate) as soon as reasonably practical thereafter based on the value as of the date of death or disability. In the event that Employee is terminated with Cause (as defined in Section 5 below) or terminates her employment without Good Reason (as defined in
Section 5 below), Employee shall forfeit the right to receive any unpaid
Account.

       (f) Relocation Benefits. In connection with Employee's relocation from Kansas City, Missouri to the Dallas, Texas area, she shall be entitled to the relocation benefits provided for under the TXU Domestic Relocation Plan.

       (g) Provision for Company Automobile. Employee shall be entitled to participate in Employer's executive automobile policy on the same basis as other executives of Employer subject to the terms and conditions of such automobile policy as it may be amended, altered or terminated from time to time.

       (h) Country Club. During Employee's employment with Employer and subject to Employer's general policy regarding club memberships, Employer will pay, or reimburse Employee for the cost of, the initiation fees and monthly membership fees for one (1) family membership to a country club in Dallas, Texas, and one (1) social/dinner club in Dallas, Texas, each as may be mutually agreeable to Employer and Employee.

       (i) COBRA Premiums. Employer shall reimburse Employee an amount equal to the premiums she pays for continuation coverage for herself and her spouse under her former employer's group medical plan for a period of up to the first three (3) months of her employment hereunder.

       (j) Other Benefits. During the period of Employee's employment hereunder, Employee shall be entitled to participate in all of Employer's employee benefit plans, arrangements and fringe benefit policies to the extent she is qualified to do so, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended, altered or terminated from time to time. A listing of such plans, arrangements and policies currently in effect is attached as Exhibit "A" hereto. With respect to the application of Employer's vacation policy, Employee shall be entitled to the number of vacation days provided for under such policy as if she had attained twenty years of service with Employer as of the date of this Agreement.

5.     Severance Benefits.

       (a) If, prior to the expiration of the Term, Employee is terminated by Employer (including a successor to Employer following a Change in Control) without Cause, or Employee terminates her employment for Good Reason, Employee shall, in lieu of any other severance benefits which might otherwise be


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available, be entitled to receive a one-time cash payment equal to the sum of
(1), (2), (3) and (4) below which shall be paid as soon as reasonably practical following such termination:

              (1) Two (2) years' base salary at the highest rate in effect during the Term, plus two (2) times Employee's target annual incentive award for the year of the termination;

              (2) The target amount of any outstanding and unpaid long-term incentive awards previously made to Employee, as if they had fully vested, but reduced by any amount otherwise payable to Employee under the terms of any such award;

              (3) The value (as of the date of termination) of all unvested and otherwise unpayable restricted stock (or other) awards previously granted to Employee under the LTICP (as if performance criteria had been met to permit payment of 100% of the award); and

              (4) The unpaid portion of the Accounts provided for in Section 4(e) above valued as of the date of the termination.

       If Employee is terminated for Cause, she shall be entitled to receive her base pay through the date of such termination, pay in lieu of any unused vacation, and any vested accrued benefits to which she is entitled under the terms of Employer's employee benefit plans and programs.

       (b) For purposes of this Agreement, "Cause" shall mean any one of the following: (i) Employee's breach of her fiduciary duty to Employer in her capacity as an officer of Employer; (ii) any action or failure to act on the part of Employee which results in injury to the assets, business prospects or reputation of Employer or any Affiliate (as defined below); (iii) the appropriation of a material business opportunity of Employer or any Affiliate, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Employer; or (iv) Employee's failure to perform her duties and responsibilities hereunder, including without limitation Employee's breach of Employer's Code of Conduct or an express employment policy or rule of Employer governing employee conduct.

       (c) For purposes of this Agreement, "Good Reason" shall mean any one or more of the following occurrences: (i) Employee's base salary is reduced at any time during the Term; (ii) Employee's status or responsibilities as the officer directly responsible for the United States domestic energy trading business of TXU Corp. (the "Company), or a successor in the event of a Change in Control, are materially reduced; (iii) the Company (or a successor in the event of a Change in Control) ceases to be committed to building and maintaining a portfolio management/merchant trading capability in the United States as a core business strategy; (iv) Employer, the Company (or a successor) materially reduces the aggregate level of benefits provided to Employee; or (v) any successor to the Company in connection with a Change in Control does not, prior to the Change in Control, expressly assume this Agreement.


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       (d)    For purposes of this Agreement, "Change in Control" shall mean:
(i) a change in control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Securities and Exchange Commission Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or would have been required to be so reported but for the fact that such event had been "previously reported" as that term is defined in Rule 12b-2 of Regulation 12B under the Exchange Act; provided that, without in any way limiting the foregoing, a Change in Control shall be deemed to have occurred if any one or more of the following events occurs: (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities having the right to vote at elections of directors of the Company ("Voting Securities"); (ii) individuals who constitute the board of directors of the Company on the effective date of this Agreement (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company's shareholders, was approved by at least three-quarters of the Company's directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this clause (ii), be considered as though such person were a member of the Incumbent Board; (iii) a recapitalization or reclassification of the Voting Securities of the Company, which results in either (a) a decrease by 33% or more in the aggregate percentage ownership of Voting Securities held by Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants), or (b) an increase in the aggregate percentage ownership of Voting Securities held by non-Independent Shareholders (on a primary basis or on a fully diluted basis after giving effect to the exercise of stock options and warrants) to greater than 50%; (iv) all or substantially all of the assets of the Company are liquidated or transferred to an unrelated party; or (v) the Company is a party to a merger, consolidation, reorganization or similar transaction pursuant to which the Company is not the surviving ultimate parent entity. For purposes of this definition, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Exchange Act, other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term "Independent Shareholder" shall mean any shareholder of the Company except any employee(s) or director(s) of Employer or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof.

6.     Confidentiality and Nondisclosure.

       (a) Employee understands and agrees that she will be given Confidential Information (as defined below) and Training (as defined below) during her employment with Employer relating to the business of Employer and/or its Affiliates. Employee hereby expressly agrees to maintain in strictest confidence and not to use in any way (including without limitation in any future business relationship of Employee), publish, disclose or authorize anyone else to use, publish or disclose in any way, any Confidential Information relating in any manner to the business or affairs of Employer and/or its Affiliates. Employee agrees further not to remove or retain any figures, calculations, letters, documents, lists, papers, or copies thereof, which embody Confidential Information of Employer and/or its Affiliates, and to return, prior to


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Employee's termination of employment, any such information in Employee's possession. If Employee discovers, or comes into possession of, any such information after her termination she shall promptly return it to Employer. Employee acknowledges that the provisions of this paragraph are consistent with Employer's Code of Conduct with which Employee, as an employee of Employer, is bound.

       (b) For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information in the possession of, prepared by, obtained by, compiled by, or that is used by Employer or any of its Affiliates or customers and (1) is proprietary to, about, or created by Employer or its Affiliates or customers; (2) gives Employer or its Affiliates or customers some competitive business advantage, the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interest of Employer or its Affiliates or customers; and (3) is not typically disclosed by Employer or its Affiliates or customers, or known by persons who are not employed by Employer or its Affiliates or customers. Without in any way limiting the foregoing and by way of example, Confidential Information shall include: information not generally available to the general public pertaining to Employer's energy trading business such as financial and operational information and data, pricing guidelines, data and analyses of markets, software systems and processes, and business and marketing strategies and plans.

       (c) For purposes of this Agreement, "Training" includes, but is not limited to, specialized and valuable training regarding business and operational strategies and plans of Employer and its Affiliates, the assets and operational characteristics of the energy trading business of Employer, and quantitative and qualitative business models relating to Employer's energy trading business.

       (d) For purposes of this Agreement, "Affiliate" shall mean any person, or entity (or sub unit of an entity) that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company.

7.     Non-Compete and Non-Solicitation. Employee acknowledges and agrees that:
(1) in order to perform her obligations and job duties for Employer, Employee will gain Training and access to Confidential Information regarding Employer and/or its Affiliates or customers; (2) use of such Confidential Information in competition with Employer and/or its Affiliates or customers would be detrimental to the business interests of Employer and/or its Affiliates or customers; and (3) Employee would not have been allowed to gain access to Confidential Information, or to provide the obligations and job duties contemplated under this Agreement without her promises and agreements contained in the following paragraph.

       Accordingly, Employee agrees that during her employment with Employer, and for a period of six (6) months thereafter with respect to the prohibitions described in (i) and (ii) below, and one (1) year thereafter with respect to the prohibition described in (iii) below, Employee shall not, directly or indirectly, either as an employee, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for her own benefit or the benefit of any other person or entity: (i) engage or participate in a business which competes, in a material manner, with Employer or any of its Affiliates; (ii) contact, solicit or attempt to solicit the business or patronage of any of Employer's (or its Affiliate's) customers, or prospective customers, or any


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person, firm, corporation, company, partnership, association or entity which was contacted or whose business was solicited, serviced or maintained by Employer or an Affiliate during the term of Employee's employment with Employer or such Affiliate; or (iii) solicit, recruit, induce, encourage or in any way cause any employee of Employer or any Affiliate to terminate his/her employment with Employer or such Affiliate. Notwithstanding the foregoing, the restriction provided in (i) above shall apply following the termination of this Agreement only if Employee is entitled to receive the payments provided for in Section 5 above.

8. Injunctive Relief. Because of the unique nature of the business to be conducted by Employer and its Affiliates and the Confidential Information relating thereto, Employee acknowledges, understands and agrees that Employer and/or its Affiliates will suffer immediate and irreparable harm if Employee fails to comply with any of her obligations under Sections 6 and 7 of this Agreement, and that monetary damages alone will be inadequate to compensate Employer or its Affiliates for such breach. Accordingly, Employee agrees that Employer and/or its Affiliates shall, in addition to any other remedies available to it at law or in equity, be entitled to temporary, preliminary, and permanent injunctive relief and specific performance to enforce the terms of Sections 6 and 7 without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.

9. Deductions and Nonalienation of Benefits. Employee shall be required to pay promptly on demand, by payroll deduction or otherwise, the amount required to be withheld by Employer for income and employment taxes in respect of amounts paid under this Agreement. No right, benefit or payment hereunder shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right, benefit or payment hereunder shall in any manner be subject to, voluntarily or involuntarily, the debts, contracts, liabilities or torts of Employee or be otherwise subject to any execution, garnishment, attachment, insolvency, bankruptcy or legal proceedings of any character or legal sequestration, levy or sale. If Employee or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right, benefit or payment hereunder, such right, benefit or payment may be terminated at any time by Employer without liability or further obligation.

10. Entire Agreement. This Agreement contains the complete understanding and agreement between the parties and supersedes any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or in writing, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise with respect to the subject matter of this Agreement shall be valid or binding. Nothing in this Agreement shall be construed as conferring any right upon Employee to continued employment by Employer. Any modification of this Agreement will be effective only if it is in writing signed by both of the parties hereto.

11. Severability. If any term, provision, covenant, or restriction of this Agreement is held by a board of arbitration or a court of competent jurisdiction to be invalid, void or unenforceable as written, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain


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in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein. If a court of competent jurisdiction or board of arbitration determines that any restriction or portion thereof, set forth in Section 7 or 8 is overly restrictive and unenforceable, the court or board may reduce or modify such restriction to those that it deems reasonable and enforceable under the circumstances, and the parties agree to request the court or board to exercise such power, and, as so reduced or modified, the parties agree that the restrictions of Section 7 and 8 shall remain in full force and effect, shall be enforceable and shall be enforced.

12. Survival. The parties hereby acknowledge and agree that the agreements contained in Sections 6, 7 and 8 are continuing in nature and shall survive Employee's termination of employment, regardless of the reason for such termination. Employer acknowledges and agrees that the covenants and restrictions in this Agreement are reasonable and necessary due to the highly competitive, confidential and proprietary nature of the services to be performed by Employee hereunder.

13. Successors. This Agreement shall be binding upon and inure to the benefit of Employee, her heirs, beneficiaries and personal representatives, and Employer and any successor of Employer, but neither this Agreement, nor any of the rights or obligations of either party hereunder may be assigned, in whole or in part, except Employer may assign this Agreement to any Affiliate.

14. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile or by mail, registered or certified, postage prepaid to the last known address of the other party with return receipt requested. Notices delivered personally or by facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of the third day after mailing in the manner described above.

15. Governing Law. This Agreement has been made, delivered, and is to be performed, in full or in part, in Dallas County, Texas. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas.


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EXECUTED in Dallas, Texas effective as of the day and year first above written.

                                           EMPLOYER:

                                           TXU ENERGY TRADING COMPANY


                                           By:  s/s Brian N. Dickie
                                              ----------------------------------


                                           EMPLOYEE:

                                           /s/V.J. Horgan
                                           -------------------------------------
                                              V.J. Horgan



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                                   EXHIBIT "A"

1. TXU Retirement Plan (Cash Balance Formula)

2. TXU Thrift Plan

3. TXU Deferred Compensation Plan for Emerging Business Units

4. TXU Medical Plan

5. TXU Dental Plan

6. TXU Life Insurance Plan

7. TXU Long-Term Disability Income Plan

8. Holiday and Vacation Pay



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